EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 for the 1997 Stock Option Plan of Ampco-Pittsburgh Corporation filed with the Securities and Exchange Commission on March 26, 1999 and May 25, 2000 of our reports dated March 9, 2006, relating to the consolidated financial statements and financial statement schedule of Ampco-Pittsburgh Corporation and of our report on internal control over financial reporting dated March 9, 2006, appearing in this Annual Report on Form 10-K of Ampco-Pittsburgh Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

March 9, 2006